For Immediate Release:                      Contact:
June 29, 2006                               Dawn M. Robert, Investor Relations
                                            Galaxy Nutritional Foods, Inc.
                                            (407) 854-0433

          GALAXY NUTRITIONAL FOODS ANNOUNCES NEW CREDIT LINE AGREEMENT
               LOAN WITH TEXTRON FINANCIAL CORP. PAID OFF IN FULL

ORLANDO, Florida (June 29, 2006) Galaxy Nutritional Foods, Inc. (OTC BB: GXYF), a leading developer and marketer of cheese alternative and dairy-related products, today announced that it has entered into a Receivables Purchase Agreement with Systran Financial Services Corporation, whereby Systran will provide a line of credit to the Company through advances against certain trade receivable invoices due to the Company.

The Systran Line is secured by the Company's accounts receivable and all other assets and is subject to a maximum principal amount of $3.5 million. The initial term of the Systran Line ends on June 23, 2009 and may renew automatically for consecutive twelve-month terms unless terminated sooner. Advances under the Systran Line bear interest at a variable rate equal to the prime rate plus 1.5% per annum.

On June 23, 2006, Systran advanced approximately $2.4 million under the new line of credit, of which approximately $1.8 million was used to pay in full and terminate Galaxy's obligations under its line of credit with Textron Financial Corporation, which was scheduled to terminate on June 27, 2006.

"We are very pleased to put in place a new line of credit with Systran that will provide Galaxy with the flexibility to pursue its potential as a brand leader in the healthy cheese and dairy alternatives market," stated Michael Broll, Chief Executive Officer of Galaxy Nutritional Foods, Inc. "As well, our operations have stabilized in recent months and we are beginning to realize significant benefits from the outsourcing of our manufacturing and distribution activities."
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"Approximately  33% of the U.S.  population buys  organically  grown foods,  and organic/natural food sales exceed $20 billion each year," continued Broll. "We believe sales of foods that are perceived as `healthy' by consumers are substantially greater than $20 billion annually, and our long-term goal is to pursue profitable growth by leveraging our strong distribution reach to expand the market penetration of Veggie(R) and our other brands."

About Galaxy Nutritional Foods, Inc.

Galaxy Nutritional Foods, Inc. (OTC BB: GXYF) develops and globally markets plant-based cheese and dairy alternatives, as well as processed organic cheese and cheese food to grocery and natural foods retailers, mass merchandisers and foodservice accounts. Veggie, the leading brand in the grocery cheese alternative category and the Company's top selling product group, is primarily merchandised in the produce section and provides calcium and protein without cholesterol, saturated fat or trans-fat. Other popular brands include: Rice, Veggy, Vegan, and Wholesome Valley. Galaxy Nutritional Foods, Inc. is dedicated to developing nutritious products to meet the taste and dietary needs of today's increasingly health conscious consumers. For more information, visit www.galaxyfoods.com.

Galaxy Nutritional Foods, Inc. is headquartered in Orlando, Florida, and its common stock is quoted on the OTC Bulletin Board under the symbol "GXYF".